Exhibit 10.1

2009 ANNUAL INCENTIVE PERFORMANCE PROGRAM

This document sets forth the 2009 Annual Incentive Performance (AIP) Program applicable to Lydall, Inc. or one of its subsidiaries.

1.	Eligibility: Employee’s who are top managers are eligible to participate in the Program if they hold a position of Officer of Lydall, Inc., (which includes the Business Unit Presidents), or are a management direct report of an Officer. The CEO may elect in writing to include a limited number of other key individuals in this Program at his discretion.

2.

Target Bonus Percentage is the percentage of your Base Salary as determined on January 1st of each Program Year or date of hire for new entrants. Changes made to a Target Bonus Percentage will only be effective on January 1st of a Program Year.

3.	Base Salary is your regular earnings as an eligible participant, as indicated on your final paycheck in the current Program Year, plus any separately recorded holiday and vacation pay. Base Salary will be reduced by earnings attributed to any leave of absence.

4.	Target Bonus Percentage allocation: For Corporate participants, the target bonus percentage is a combination of consolidated operating income and free cash flow targets. For business unit participants, the target bonus percentage is a combination of business unit and consolidated operating income and free cash flow targets. Bonus mix is outlined below:

Job Status	Consolidated Operating Income	Business Unit Operating Income	Consolidated Free Cash Flow	Business Unit Free Cash Flow
Corporate Participants	50%		50%
Business Unit Presidents	25%	25%	25%	25%
Business Unit Top Mgt	15%	35%	15%	35%

5.	Business Units

•	Performance Materials

•	Global Automotive

•	Charter Medical

•	Affinity

•	Corporate Headquarters

6.	Free Cash Flow: is defined as operating income, plus depreciation, plus/minus changes in working capital, minus capital spending.

7.	Operating Income Target: is defined as the higher of Operating Income Plan or break even.

8.	Program Criteria: For Corporate participants, a bonus is earned when the consolidated thresholds, as outlined below, are met. For business unit participants, bonus is earned when either the consolidated or business unit thresholds, as outlined below, are met. Earning a bonus in one category is not contingent on the other.

Payout Earned	Consolidated Income Thresholds	Business Unit Operating Income Thresholds	Consolidated Free Cash Flow Thresholds	Business Unit Free Cash Flow Thresholds
50% Payout	80% - 89%	80% - 89%	80% - 89%	80% - 89%
70% - 97% Payout (1)	90% to 99%	90% to 99%	90% to 99%	90% to 99%
100% Payout	100%	100%	100%	100%

(1)	Achievement of 90% of the respective Plan Threshold results in a 70% payout. For each additional 1% of the respective Plan Threshold that is achieved (rounded to the nearest whole number) the payout will increase by 3%. For example, achievement of 91% of the respective Plan Threshold will result in a 73% payout; achievement of 92% of the respective Plan Threshold will result in a 76% payout, and so forth.

9.	Exceeding Targets: If the consolidated operating income target is exceeded, 30 percent of the operating income excess will be allocated to a pool for program participants. If the consolidated free cash flow is exceeded, 30 percent of the free cash flow excess will be allocated to a pool for program participants. The combination bonus earned cannot exceed a maximum of 10 percent of the total “target bonus” pool.

Corporate participants will start earning excess bonus when consolidated operating income exceeds the 100% target threshold or the consolidated free cash flow threshold is exceeded. Earning a bonus in one category is not contingent on the other.

Business unit participants will start earning excess bonus when consolidated operating income is exceeded and their business unit’s operating income meets target, or consolidated free cash flow is exceeded and the business unit’s free cash flow threshold is met. Earning a bonus in one category is not contingent on the other.

The maximum bonus that can be earned by a participant is 1.1x of the individual’s target bonus. The excess pool will be allocated in relation to the participant’s target bonus percentage.

10.	Certification: Operating income and Free Cash Flow used for bonus calculations in this program will be based on audited financial results. Actual payouts must be certified by the Chief Financial Officer and presented to the Compensation Committee of the Board of Directors for approval.

11.	Terms and Conditions

a)	Payment Date The bonus will be paid within 30 days following the date on which Lydall’s public auditors have completed their year-end audit, but no later than March 15.

b)

Active Employment Condition Bonus compensation is only payable to the Employee if they remain actively employed by a Lydall company through December 31st of the applicable year-end. If the Employee is unable to carry out responsibilities through the end of the applicable year due to death or full disability, a pro-rated bonus will be paid if the employee’s business unit has earned a bonus.

c)

Termination Any bonus earned under this program on December 31st may be eliminated by Lydall if at any time the Employee is terminated by Lydall for “cause” before payment is made. “Cause” is defined as acts of dishonesty or fraud; conviction of a felony or crime involving moral turpitude; willful material breach of the employee’s duties and responsibilities; habitual neglect or insubordination; or breach of the Non-competition and Confidentiality Agreement.

d)	No Guarantee Participation in the program provides no guarantee that a bonus under the program will be paid. No bonus will be paid to the extent that it would cause the Company to violate any financial obligations it may have under any agreements.

e)	Modifications, Amendments, or Termination of the Program The Chief Executive Officer and the Chief Financial Officer, have the sole authority to modify, amend, or terminate the provisions of this Program at any time, subject to Compensation Committee approval. This is not an ERISA regulated program.

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